UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           --------------------------


                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


          Date of report (Date of earliest event reported) May 19, 2004
                                                           ------------




                          GENERAL KINETICS INCORPORATED
                          -----------------------------
               (Exact Name of Registrant as Specified in Charter)

                         Commission File Number: 0-1738


           Virginia                                         54-0594435
           --------                                         ----------
 (State or other Jurisdiction                            (I.R.S. Employer
      of Incorporation)                                  Identification No.)


                   10688-D Crestwood Drive, Manassas, VA 20109
                   -------------------------------------------
                    (Address of Principal Executive Offices)
                                   (Zip Code)


                                 (703) 331-8033
              (Registrant's telephone number, including area code)

ITEM 2. Acquisition or Disposition of Assets

      On May 19, 2004, General Kinetics Incorporated, a Virginia corporation (the "Company"), sold its single-story manufacturing facility in Johnstown, Pennsylvania, to James F. Hargreaves and Carl Vulcan, Trustees of Fund A Under the Last Will and Testament of Paul J. Petrovich, Deceased (the "Buyer"), in a sale-leaseback transaction. The Buyer has no material relationship to the Company or any of its affiliates, any director or officer of the Company or any associate of any such director or officer.

       The property sold consists of the building, fixtures and other improvements constructed thereon, including but not limited to approximately 56,000 square feet of manufacturing facilities and office space and approximately 10 acres of land. The total sale price for the property was $1,000,000. After payment of the mortgage on the property and other expenses incurred in connection with the sale, the net proceeds to the Company are estimated to be approximately $690,000. The amount of consideration paid was determined in arms-length negotiations between the parties.

      The Company's lease for the manufacturing facility will commence on June 1, 2004 and end on May 31, 2009. The current annual base rent payable under the lease is approximately $180,000. The Company has the right, at its option, to extend the initial term of its lease for two additional five-year periods at a base rent to be negotiated, but not more than 10% over the base rent charged during the previous term. The Buyer, as landlord, is responsible for the maintenance and repair of the roof, plumbing, electrical, heating and air conditioning, exterior walls, doors, windows, corridors and other common areas of the manufacturing facility.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


Date:  May 28, 2004




                                    GENERAL KINETICS INCORPORATED

                                    By: /s/ Sandy B. Sewitch
                                        ---------------------------
                                        Sandy B. Sewitch
                                        Chief Financial Officer
                                        (Principal Accounting Officer and
                                        Principal Financial Officer)